QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Bemis Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 17, 2003

Dear Stockholders:

This year we are again holding the Annual Meeting of Bemis Company, Inc. in the Main Lounge of the Minneapolis Club, 729 2nd Avenue South, Minneapolis, Minnesota. The meeting will be held on Thursday, May 1, 2003, at 9:00 a.m., Central Daylight Time. You are cordially invited to attend. We will report on Bemis' results for 2002 and provide comments on the upcoming year. You will also have ample opportunity both before and after the meeting to meet and talk informally with the Directors and Officers of the Company. We hope you are able to attend. Whether or not you can attend the meeting, please take the time to vote your proxy.

On behalf of the Board of Directors and all Bemis employees, thank you for your continued support of, and confidence in, the Bemis Company.

Sincerely,
Jeffrey H. Curler President and Chief Executive Officer

BEMIS COMPANY, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 1, 2003

We will hold the Annual Meeting of Stockholders of Bemis Company, Inc. in the Main Lounge of the Minneapolis Club, 729 2nd Avenue South, Minneapolis, Minnesota, on Thursday, May 1, 2003, at 9:00 a.m., Central Daylight Time, for the following purposes:

  1.
  To elect four directors for a term of three years.

  2.
  To vote on ratification of the appointment of PricewaterhouseCoopers LLP, as independent auditors of the Company.

  3.
  To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 12, 2003 will be entitled to receive notice of and to vote at the meeting.

By Order of the Board of Directors
James J. Seifert, Secretary
March 17, 2003

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

BEMIS COMPANY, INC.
222 South 9th Street, Suite 2300
Minneapolis, Minnesota 55402

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 1, 2003

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

The Board of Directors of Bemis Company, Inc. (the "Company"), is soliciting your proxy in connection with the Annual Meeting of Stockholders to be held on Thursday, May 1, 2003. The proxies will vote the shares represented by all properly executed proxies that we receive prior to the meeting and not revoked in accordance with your instructions. You may revoke your proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

We will bear all costs of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses they incur. Proxies may be solicited personally, by mail, by telephone, by fax, or by internet by directors, officers or other regular employees of the Company without remuneration other than regular compensation.

The mailing address of our principal executive offices is 222 South 9th Street, Suite 2300, Minneapolis, Minnesota 55402. This Proxy Statement and the form of proxy, which is enclosed, are being mailed to stockholders commencing on or about March 17, 2003.

RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Only stockholders of record at the close of business on March 12, 2003 will be entitled to vote at the meeting. As of that date, the Company had outstanding 53,502,625 shares of Common Stock. Each share entitles the stockholder of record to one vote. Cumulative voting is not permitted.

Unless otherwise specified in the Proxy, a Company proxy will vote your proxy for the four nominees set forth herein and for the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for approval of each proposal presented in this Proxy Statement. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to a vote of the stockholders. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered as voted for the purpose of determining the approval of such matter.

OWNERSHIP OF THE COMPANY'S SECURITIES

The only persons known to us to beneficially own, as of December 31, 2002, more than 5 percent of the outstanding Common Stock of the Company are set forth in the following table.

Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares(1)
Janus Capital Management LLC 100 Filmore Street Denver, Colorado 80206	3,277,300	(2)	6.19%
Janus Fund 100 Filmore Street Denver, Colorado 80206	2,695,120	(2)	5.10%
Kayne Anderson Rudnick Investment Management LLC 1800 Avenueof the Stars, Second Floor Los Angeles, California 90067	4,475,240	(3)	8.45%
U.S. Bancorp 601 Second Avenue South Minneapolis, Minnesota 55402	2,856,770	(4)	5.40%

(1)
Based on a total of 52,943,738 shares outstanding as of December 31, 2002.

(2)
Based on information contained in a Schedule 13G filed by such beneficial owner with the Securities and Exchange Commission on February 14, 2003.

(3)
Based on information contained in a Schedule 13G filed by such beneficial owner with the Securities and Exchange Commission on January 20, 2003.

(4)
Based on information contained in a Schedule 13G filed by such beneficial owner with the Securities and Exchange Commission on January 31, 2003. This number does not include 1,996,057 shares held as Trustee of the Bemis Investment Incentive Plan 401(k).

EQUITY COMPENSATION

The following table details as of December 31, 2002:

  •
  The aggregate number of shares to be issued to all employees upon the exercise of outstanding stock options;

  •
  The weighted average exercise price of all outstanding options; and

  •
  The number of shares remaining available for future issuance upon equity compensation plans.

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders	1,294,628	$35.79	1,798,459	*
Equity Compensation Plans Not Approved by Security Holders	-0-	N/A	-0-
TOTAL	1,294,628	$35.79	1,798,459	*

*
May be issued as options or restricted stock awards.

The following table lists the beneficial ownership of Common Stock of the Company as of March 12, 2003, by each director, each executive officer of the Company named in the Summary Compensation Table on Page 8 of this Proxy Statement, and all directors and executive officers of the Company as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)(2)		Percent of Outstanding Shares
John G. Bollinger	6,000		*
William J. Bolton	6,000		*
Winslow H. Buxton	6,000		*
Jeffrey H. Curler	892,387	(3)	1.7%
Barbara L. Johnson	5,000		*
Scott W. Johnson	199,459	(4)	*
Loring W. Knoblauch	9,034		*
Nancy P. McDonald	290,649	(5)	*
Roger D. O'Shaughnessy	5,000		*
Edward N. Perry	82,993		*
John H. Roe	1,408,925	(6)	2.6%
Thomas L. Sall	263,008		*
William J. Scholle	5,000		*
Henry J. Theisen	89,290		*
Gene C. Wulf	112,745		*
C. Angus Wurtele	10,000		*
All Directors and Executive Officers As a Group (20 persons)	3,526,750		6.6%

*
Less than 1 percent (1%).

(1)
Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting and investment power with respect to such shares.

(2)
Includes shares which the following persons have a right to acquire upon exercise of stock options pursuant to the 1987 Bemis Stock Option Plan, 1994 Stock Incentive Plan and the 2001 Stock Incentive Plan as follows: John G. Bollinger (5,000 shares); William J. Bolton (5,000 shares); Jeffrey H. Curler (430,752 shares); Barbara L. Johnson (5,000 shares); Scott W. Johnson (91,977 shares); Loring W. Knoblauch (5,000 shares); Nancy P. McDonald (5,000 shares);

  Roger D. O'Shaughnessy (5,000 shares); Edward N. Perry (5,000 shares); John H. Roe (358,412 shares); Thomas L. Sall (137,513 shares); William J. Scholle (5,000 shares); Henry J. Theisen (26,983 shares); Gene C. Wulf (65,941 shares); C. Angus Wurtele (5,000 shares); and all directors and executive officers as a group (1,219,526 shares). Also includes grants under the 1994 Bemis Stock Incentive Plan made subject to restrictions which have not as yet lapsed to all executive officers as a group (57,497 shares). Also includes performance-based restricted stock award grants under the 1994 Bemis Stock Incentive Plan which are dependent upon the Company achieving certain sales and earnings per share objectives as follows: Jeffrey H. Curler (6,215 shares); Scott W. Johnson (7,695 shares); Thomas L. Sall (3,672 shares); Gene C. Wulf (1,998 shares); and all directors and executive officers as a group (19,580 shares). Also includes grants under the Company's Time Accelerated Restricted Stock Award Program (TARSAP) as follows: Jeffrey H. Curler (109,405 shares); Scott W. Johnson (39,736 shares); Thomas L. Sall (50,035 shares); Henry J. Theisen (12,012 shares); Gene C. Wulf (25,055 shares); and all directors and executive officers as a group (274,567 shares). Also includes shares held by the Trustee of the Bemis Investment Incentive Plan as follows: Jeffrey H. Curler (13,053 shares); Scott W. Johnson (2,070 shares); Thomas L. Sall (6,988 shares); Henry J. Theisen 4,798 shares); Gene C. Wulf (4,812 shares); and all directors and executive officers as a group (37,592 shares).

(3)
Includes 47,010 shares in a trust of which Mr. Curler is a co-trustee in which he disclaims any beneficial ownership.

(4)
Effective as of January 22, 2003. Mr. Johnson resigned as an officer of the Company effective January 22, 2003.

(5)
Includes 164,066 shares in trusts in which Mrs. McDonald has a beneficial interest. Also includes the proportionate number of shares in a limited liability corporation which Mrs. McDonald has an undivided .784 of one percent interest.

(6)
Includes 220,000 shares in a trust of which Mr. Roe is co-trustee, 80,622 shares owned by Mr. Roe's wife and 80,000 shares in a trust of which Mr. Roe's wife is a co-trustee in which he disclaims any beneficial interest.

INFORMATION WITH RESPECT TO DIRECTORS

Directors are divided into three classes elected on a staggered basis for terms of three years. The Board of Directors has nominated four persons to the class of directors to be elected at the meeting. Persons elected will hold office for a three-year term expiring in 2006 and will serve until their successors have been duly elected and qualified. Each nominee has indicated a willingness to serve as a director, but in case any nominee is not a candidate for any reason, proxies named in the accompanying proxy card may vote for a substitute nominee in their discretion.

Director Nominees for Terms Expiring in 2006

WINSLOW H. BUXTON, 63	Director Since 1993

Mr. Buxton is former Chairman of Pentair, Inc., a diversified manufacturing company. He is a trustee of Underwriters Laboratories Inc. and a director of the Toro Company. He is Chair of the Compensation Committee and a member of the Executive and Finance Committee and the Nominating Committee.
JOHN G. BOLLINGER, 67	Director Since 1999

Professor Bollinger is John Bascom Professor of Industrial Engineering, Emeritus and Emeritus Dean of the College of Engineering, University of Wisconsin, Madison. He served as Dean of the College of Engineering for 18 years and a faculty member for 40 years. He is a director of Andrew Corporation, Kohler Company, Cummins-Allison Corporation and Berbee Information Networks Corporation. He is a member of the Community Relations Committee and the Nominating Committee.
WILLIAM J. BOLTON, 56	Director Since 2000

Mr. Bolton is currently a consultant to the food distribution industry. He was Executive Vice President of SUPERVALU, Inc. and President and Chief Operating Officer Corporate Retail from 1997 to 2000. SUPERVALU is a food distribution and food retailing company. From 1995 to 1997 he was Chairman and Chief Executive Officer of Bruno's, a supermarket company. He is a member of the Audit Committee, Compensation Committee and Nominating Committee.
BARBARA L. JOHNSON, 52	Director Since 2002

Ms. Johnson is Vice President and Treasurer of Carleton College, Northfield, Minnesota, a position she has held since 2000. Prior to that she was Vice President for Finance and Administration of Mars Hill College, Mars Hill, North Carolina from 1997 to 2000 and Assistant Controller of the Ohio State University, Columbus, Ohio from 1990 to 1997. She is a member of the Audit Committee and the Nominating Committee.

Directors Whose Terms Expire in 2005

JOHN H. ROE, 63	Director Since 1978

Mr. Roe is Chairman of the Board, a position he has held since 1996. He was Chief Executive Officer of the Company from 1990 to 2000. He is also a director of the Andersen Corporation and a trustee of Great Northern Iron Ore Properties. He is a member of the Executive and Finance Committee and the Nominating Committee.
EDWARD N. PERRY, 56	Director Since 1992

Mr. Perry has been engaged in the private practice of law in the Boston, Massachusetts area since 1982 and has been a partner at Perkins, Smith & Cohen, LLP since 1990. He is a member of the Audit Committee, the Executive and Finance Committee and the Nominating Committee.

LORING W. KNOBLAUCH, 61	Director Since 1993

Mr. Knoblauch is President and Chief Executive Officer of Underwriters Laboratories Inc., a company engaged in the business of Public Safety Testing. He has held that position since 2001. From 1997 to 2000, Mr. Knoblauch was President and Chief Executive Officer of Talon Automated Equipment Company, a manufacturer of food processing equipment. From 1994 to 1997, Mr. Knoblauch was President-International of Hubbell Incorporated, a manufacturer of electrical products for the construction industry and electric power companies. He is Chair of the Audit Committee and a member of the Nominating Committee.
WILLIAM J. SCHOLLE, 56	Director Since 2001

Mr. Scholle is Chairman and Chief Executive Officer of Scholle Corporation, a private company, headquartered in Irvine, California, engaged in bag-in-box packaging, metallized plastics and paper, flexible shipping containers, marine salvage devices and battery electrolyte. Mr. Scholle has held this position for more than the past five years. He is a member of the Executive and Finance Committee, the Community Relations Committee and the Nominating Committee.

Directors Whose Terms Expire in 2004

NANCY P. McDONALD, 64	Director Since 1982

Mrs. McDonald is a director of Hillcrest Corporation, a position she has held for more than the past five years. She is Chair of the Community Relations Committee and a member of the Nominating Committee.
JEFFREY H. CURLER, 52	Director Since 1992

Mr. Curler is President and Chief Executive Officer of the Company. He has been President since 1996, and Chief Executive Officer since 2000. He was Chief Operating Officer from 1998 to 2000. From 1982 to 1996, he served as President of Curwood, Inc., a subsidiary of the Company. Mr. Curler is also a director of Valspar Corporation. He is Chair of the Executive and Finance Committee.
C. ANGUS WURTELE, 68	Director Since 1994

Mr. Wurtele was a Senior Executive Officer of Valspar Corporation including 35 years as Chief Executive Officer, a position from which he retired in 1995. He retired as a director of Valspar in 2000. He remains a director of American Express AXP Mutual Funds Group. He is a member of the Compensation Committee, the Executive and Finance Committee and is Chair of the Nominating Committee.
ROGER D. O'SHAUGHNESSY, 58	Director Since 1997

Mr. O'Shaughnessy is President and Chief Executive Officer of Cardinal Glass Industries, Inc., a private manufacturer of glass, including insulating glass units for window manufacturers. He has held this position for more than the past five years. He is a member of the Compensation Committee, the Executive and Finance Committee and the Nominating Committee.

Compensation of Directors

Each director who is not an officer of the Company is paid an annual fee of $45,000. The chairs of the Committees of the Board receive an additional $5,000. The amounts were raised from $40,000 and $2,500 respectively, on January 1, 2002. Under the Company's Long-Term Deferred Compensation Plan, directors may defer all, or a part of, their compensation and four directors elected to do so in 2002. Directors who are not officers of the Company and who have not been officers of the Company receive an option to purchase 5,000 shares of Common Stock of the Company at the time they become directors with an exercise price equal to the market value on the date of grant. Each such option is for ten years and is exercisable one year from the date of grant. Directors who are officers of the Company receive no compensation for service on the Board of Directors.

None of the Company's directors receives any additional fees for attending Board Meetings or for any other reason or consultancy compensation of any kind for services to the Company, nor does any director receive any pension or retirement benefit for services rendered as a director.

The Board of Directors and Its Committees

The Board of Directors held four meetings during the year ended December 31, 2002. All directors attended at least 75 percent of Board meetings and meetings of committees on which they served, except Barbara L. Johnson who was excused from the Board meeting and related Audit Committee and Nominating Committee meetings in October. The Board of Directors has an Executive and Finance Committee, an Audit Committee, a Community Relations Committee, a Compensation Committee and a Nominating Committee.

The Executive and Finance Committee met two times in 2002. It has such powers as are delegated to it by the full Board and in addition reviews finance matters and makes recommendations thereon to the Board.

The Audit Committee held four meetings in 2002. The Audit Committee's principal function is to assist the Board by performing the duties described in the Audit Committee Charter. All members of the Audit Committee are "independent" as that term is defined in the applicable listing standards of the New York Stock Exchange. The Audit Committee Charter was adopted by the Company's Board of Directors on May 4, 2000, as subsequently amended on January 31, 2001 and January 30, 2003, a copy of which is attached as Exhibit A.

The Community Relations Committee held one meeting in 2002. It oversees the activities of the Bemis Foundation, including the appropriate level of corporate giving to the Foundation and the governance of, and dispositions by, the Foundation. It makes recommendations thereon to the Board.

The Compensation Committee held two meetings in 2002. It approves the compensation of the principal officers and also reviews management's recommendations on officer and key employee compensation, company-wide compensation structure, benefit plans and benefit awards and payouts.

The Nominating Committee held three meetings in 2002. It recommends nominees for election to the Board of Directors, reviews the performance of the highest ranking officer and other senior officers and recommends to the full Board a successor should the position of highest-ranking officer become vacant. The Nominating Committee will consider names of nominees to the Board submitted by stockholders in writing addressed to the attention of the Nominating Committee at the executive offices of the Company in Minneapolis, Minnesota.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that directors, executive officers and persons who own more than 10 percent of the Company's Common Stock file initial reports of ownership of the Company's Common Stock and changes in such ownership with the Securities and Exchange Commission. To the Company's knowledge, based solely on a review of copies of forms submitted to the Company during and with respect to 2002 and on written representations from our directors and executive officers, except for a delinquent Form 5 filed by John H. Roe, all required reports were filed on a timely basis during 2002.

CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

During 2002, the Company and its subsidiaries purchased, at market competitive prices, approximately $9,784,000 of polyester and polyester copolymer products from Pacur, Inc. Ron Johnson, brother-in-law of Jeffrey H. Curler, is President of Pacur, Inc.

From January 1 to February 25, 2002, the Company and its subsidiaries purchased, at market competitive prices, approximately $1,429,000 of cores, pallets and miscellaneous packaging supplies from Centracor, Inc. Centracor also acted as a distributor for one of the Company's subsidiaries and from January 1 to February 25, 2002, purchased $37,000 of product from the subsidiary. Centracor was owned by Michael Curler, brother of Jeffrey H. Curler, until it was sold to The Newark Group on February 26, 2002.

During 2002, the Company and its subsidiaries purchased, at market competitive prices, approximately $4,146,000 of metallized film and metallizing services from Vacumet Corporation. Vacumet is a subsidiary of Scholle Corporation. William J. Scholle, a director of the Company, is President and Chief Executive Officer of Scholle Corporation.

At the request of the Audit Committee, consisting entirely of outside directors, PricewaterhouseCoopers LLP conducted a review of the above transactions. Based on PricewaterhouseCoopers LLP's report, the Audit Committee determined that these transactions were at least as fair to the Company as if they had been consummated with non-related parties.

EXECUTIVE COMPENSATION

The following table contains certain information concerning the compensation paid for the last three years to the Chief Executive Officer of the Company and each of its four other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation		Awards
Payouts
Name and Principal Position				Restricted Stock Awards(2)		Stock Options (# of Shares)		All Other Compen- sation(4)
	Year	Salary	Bonus(1)				LTIP(3)
Jeffrey H. Curler President and Chief Executive Officer	2002 2001 2000	$760,000 700,000 600,000	$1,033,600 491,865 588,396		$1,006,862 1,558,005 740,466	26,936 61,073 130,563	$839,247 939,647 —	$5,960 6,442 6,097
Thomas L. Sall Vice President	2002 2001 2000	$490,000 460,000 425,000	$548,800 314,907 368,565		$511,915 666,014 402,213	13,695 26,108 16,602	$336,070 342,790 —	$6,270 9,022 8,377
Henry J. Theisen Vice President	2002 2001 2000	$400,000 325,000 250,000	$448,000 275,438 190,350		$417,882 839,065 —	11,179 — —	— — —	$4,630 — —
Scott W. Johnson Senior Vice President	2002 2001 2000	$400,000 375,000 350,000	$400,000 193,749 314,978	$	— — 1,325,006	— — 51,471	$1,238,496 505,661 —	$6,772 6,049 5,851
Gene C. Wulf Vice President	2002 2001 2000	$350,000 290,000 250,000	$350,000 128,856 163,625		$264,982 273,132 151,427	7,088 10,707 6,250	$126,534 122,872 —	$4,828 4,938 4,717

(1)
Includes performance bonuses which were paid out in early February of the following year (i.e., the $1,033,600 bonus shown for Mr. Curler for 2002 was earned in 2002 but paid to him in February 2003). See "Report of the Board Compensation Committee" herein.

(2)
The five named executive officers hold five-year TARSAPs granted annually with a possible payout (in whole or in part) after three years upon the Company achieving certain pre-established performance targets. The values shown are derived by multiplying the number of shares awarded by the market price of the shares on the date of grant. The value shown for Mr. Johnson in 2000 is pursuant to the Company's former policy to make final awards to executive officers at or near their 60th birthday and then make no further restricted stock awards or stock option grants absent unusual circumstances. It is not anticipated that Mr. Johnson will receive any additional restricted stock awards or stock options. As of December 31, 2002, nine grantees (including the five named executive officers) held grants for 227,685 shares of restricted stock with an aggregate value of $11,300,006.55, based on the Company's closing market price on such date ($49.63). This column includes the shares and values earned as of December 31, 2002 but paid out in February 2003 and shown under the Long-Term Incentive Plan (LTIP) payouts column above.

(3)
As of December 31, 2002, the six-year performance-based restricted award made January 1, 1997 matured, and upon verification by the Compensation Committee that the performance targets had been met, 74 percent of the award was paid out to Messrs. Curler and Johnson on February 6, 2003, the remaining 26 percent was forfeited. Also, as of December 31, 2002, pre-established three-year performance targets for the five-year TARSAPs granted in 2000 were met. Upon verification by the Compensation Committee that the performance targets had been met, 66 percent of the 2000 awards were paid out on February 6, 2003. The dollar values stated above for 2002 are the product of the number of shares paid out times the fair market price of $44.15 on February 6, 2003. All named individuals, except Mr. Theisen, received payouts under the 2000 grant.

(4)
All other compensation for all named executive officers consists of life insurance premiums paid by the Company and the Company's matching contribution on the Bemis Investment Incentive Plan (the Company's 401(k) plan), in the following respective amounts for 2002: Jeffrey H. Curler $1,960 and $4,000; Thomas L. Sall $2,270 and $4,000; Henry J. Theisen $630 and $4,000; Scott W. Johnson $2,772 and $4,000; and Gene C. Wulf $828 and $4,000.

STOCK OPTIONS

The following table summarizes option grants made during 2002 to the executive officers named in the Summary Compensation Table.

OPTION GRANTS IN 2002

					Potential Realizable Value At Assumed Annual Rates Of Stock Appreciation for Option Term(3)
Name	Options Granted(1)	Percent Of Total Options Granted(2)	Exercise Price	Expiration Date
					5%	10%
Jeffrey H. Curler	26,936	36.7%	$49.18	01/01/12	$833,130	$2,111,244
Thomas L. Sall	13,695	18.7%	49.18	01/01/12	423,586	1,073,414
Henry J. Theisen	11,179	15.2%	49.18	01/01/12	345,766	876,210
Scott W. Johnson	—	—	—	—	—	—
Gene C. Wulf	7,088	9.7%	49.18	01/01/12	219,232	555,557

(1)
Options were granted January 1, 2002 and vest over the first three years of the ten-year option term. All options were granted at the fair market value of the shares on the date of grant.

(2)
Reflects the percent of options granted to all employees during the year.

(3)
Potential realizable values shown above represent the potential gains based upon annual compound price appreciation of 5 percent and 10 percent from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of the Company and its Common Stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

The following table shows the option exercises in 2002 and the total number of unexercised options and the aggregate dollar value of the in-the-money unexercised options held by the executive officers named in the Summary Compensation Table as of December 31, 2002.

OPTION EXERCISES IN 2002
AND AGGREGATED YEAR END OPTION VALUES

	Options Exercised In 2002(1)		Number Of Unexercised Options At Year End		Value Of Unexercised In-The-Money Options At Year End(2)
Name	Shares Acquired	Value Realized	Presently Exercisable	Not Presently Exercisable	Presently Exercisable	Not Presently Exercisable
Jeffrey H. Curler	—	—	254,106	144,505	$3,182,206	$1,616,956
Thomas L. Sall	—	—	83,319	36,634	703,538	367,472
Henry J. Theisen	—	—	0	11,179	0	5,031
Scott W. Johnson	20,789	$619,565	91,977	0	1,411,017	0
Gene C. Wulf	—	—	37,590	16,310	295,974	148,629

(1)
Value of exercised options is calculated by determining the difference between the fair market value of the shares underlying the options at the date of exercise and the exercise price of the options.

(2)
Value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at December 31, 2002 ($49.63 per share) and the exercise price of the options.

LONG-TERM INCENTIVE PLANS-AWARDS IN 2002

			Estimated Future Payouts Under Non-Stock Price-Based Plans (# of Shares)
Name	Number of Shares, Units or Other Rights Granted(1)	Performance or Other Period Until Maturation or Payout
			Threshold(1)	Maximum(1)
Jeffrey H. Curler	20,473	Five Years	20,473	20,473
Thomas L. Sall	10,409	Five Years	10,409	10,409
Henry J. Theisen	8,497	Five Years	8,497	8,497
Scott W. Johnson	—	—	—	—
Gene C. Wulf	5,388	Five Years	5,388	5,388

(1)
All awards reflected above are TARSAPs granted under the 2001 Bemis Stock Incentive Plan on January 1, 2002. All grantees are eligible to receive all of the shares shown above upon the expiration of a five-year restrictive period. If the Company achieves certain performance measures in three years, grantees may then receive from zero to 100 percent of their award according to a pre-established matrix. During the restrictive period, grantees receive payments equal to the dividends which would have been paid if the underlying stock had been distributed. See "Report of the Board Compensation Committee" herein.

MANAGEMENT AGREEMENTS

The Company has Management Agreements ("Agreements") with Mr. Curler and the other executive officers that become effective only upon a Change of Control event. A Change of Control event is deemed to have occurred if any person acquires or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors, or 30 percent or more of the then outstanding shares of Common Stock of the Company. If, following a

Change of Control event, an executive officer is terminated involuntarily or constructively involuntarily terminated (as defined in the Agreements), such executive officer will be entitled:

  (i)
  to immediately receive from the Company or its successor, a cash payment in an amount equal to three times the sum of (1) the salary received by the executive during the last preceding calendar year and (2) the highest annual bonus award (BEIP) received by the executive during the previous five years; and

  (ii)
  for three years after the "Involuntary Termination" or "Constructive Involuntary Termination", to participate in any health, disability and life insurance plan or program in which the executive was entitled to participate immediately prior to the Change of Control event; but notwithstanding anything to the contrary above, the executive shall not be entitled to benefits under subparagraph (i) or (ii) above for any time following the executive's sixty-fifth (65th) birthday.

REPORT OF THE BOARD COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is composed entirely of independent directors. The Committee is responsible for establishing executive compensation policies and setting the total compensation for all officers, including the most highly compensated officers named in the accompanying tables. Since 1989, the Committee had utilized the services of the firm of Towers Perrin as compensation consultants. Beginning in 2002, the Committee engaged the services of Mercer Human Resource Consulting as the Committee's compensation consultant. The following report describes the Company's executive compensation philosophy and programs. It also discusses the factors considered by the Committee in determining the compensation of the Chief Executive Officer and the other officers of the Company in 2002 and the impact of the consultant's recommendation with respect to 2003 and beyond.

EXECUTIVE COMPENSATION PHILOSOPHY

The Company's executive compensation philosophy has remained the same for several years: to attract, retain and motivate a top quality, experienced, performance-oriented senior management team. The officer compensation program is designed to help meet this important objective.

The guiding principles of the Company's officer compensation program are:

  •
  Create a strong and direct link between officer compensation and the Company's financial and stock performance.

  •
  Provide a fair and competitive base salary, with a bonus opportunity tied to the Company's annual financial performance. Annual bonus awards will vary significantly in relation to changes in financial performance and compensate the officers, as a group, with premium pay for superior financial results, and below average pay for below average financial results.

  •
  Create a significant and meaningful long-term incentive tied to the Company's long-term growth, financial success and return to shareholders. Incentives will vest over a sufficiently long period of time to retain management and encourage long-range succession planning.

EXECUTIVE COMPENSATION PROGRAM

In 1998, Towers Perrin conducted a comprehensive review of the Company's executive compensation philosophy and programs. On the basis of this review, Towers Perrin made several recommendations. The Committee reviewed the Towers Perrin report and met with them to discuss their findings. The Committee then initiated several changes to officer compensation in 1999, which were followed in 2000, 2001, and 2002 and which are the basis of the program set out below.

Annual Compensation Component

The target total cash compensation (salary plus bonus) for officers is the fiftieth percentile of comparable companies. Achievement of a 100 percent bonus payout is dependent on the amount of increase in the Company's earnings per share over the previous year. The Committee also provides an additional 10 percent bonus opportunity tied to the increase in the Company's sales over the previous year. The Committee reserves the right to decrease the Chief Executive Officer's bonus and to decrease or increase any other officer's bonus based on individual performance.

Long-Term Component

In 1998, the Committee introduced a traditional Time Accelerated Restricted Stock Award Program ("TARSAP") having a three-year performance component and initiated the annual granting of ten-year stock options. The amount of both the TARSAP award and the number of stock options are based upon a percentage of an officer's base salary for the succeeding year.

EXECUTIVE COMPENSATION 2003

The impact of the 2002 Executive Compensation Study conducted by Mercer and presented to the Committee for approval did not change the Company's executive compensation philosophy as outlined above. However, it did indicate that the Company's overall pay has trailed its performance among its peers. Using total shareholder return as the indicator, Bemis over the last five-year period ranked at the 87th percentile compared to its peer group(1). As a result, the Committee approved a total cash pay proposal for 2003 that goes from the 53rd percentile to the 68th percentile, and when combined with long-term compensation, moved from the 42nd to the 58th percentile as compared to the peer group.

(1)
The Compensation Peer Group includes all of the companies except Avery Dennison, used in the Performance Group on Page 14 in addition to the following: Solutia; Pactiv; Bowater; Rock-Tenn and Aptargroup.

The annual bonus opportunity for the Chief Executive Officer was moved from 68 percent of salary to 80 percent of salary. For the other executive officers as a group, the bonus opportunity at the target performance was adjusted from a range of between 30 to 56 percent of salary to a range of between 35 to 60 percent of salary. The base pay plus the bonus is the total cash component. With respect to the 2003 long-term component, the Committee left in place the same formula for stock options and TARSAP described above based upon a percentage of an officer's base pay for the succeeding year.

MR. CURLER'S COMPENSATION FOR 2002 and 2003

On January 1, 2003, Mr. Curler's annual salary was increased to $820,000. Mr. Curler's salary during 2002 was $760,000. Mr. Curler received a bonus of $1,033,600 in February 2003, with respect to his efforts in 2002, compared with a bonus of $491,865 the previous year. The bonus paid to Mr. Curler was the direct result of the Company's performance including increasing its earnings per share over the prior year. The bonus was calculated according to the bonus formula established by the Committee at the beginning of the year. As of January 1, 2003, pursuant to the Company's Long-Term Compensation Program, Mr. Curler was awarded a TARSAP for 31,270 shares and a stock option for 41,141 shares.

OTHER RELATED COMPENSATION CHANGES 2003

The Committee further acted on the recommendations of Mercer Human Resource Consulting and approved the discontinuance of the "AGE 60 PLAN" as provided for in the 2000 proxy report to shareholders. This plan allowed executive officers to be awarded at age 60, five years worth of stock options and TARSAP awards. Effective January 1, 2003 the "AGE 60 PLAN" was discontinued.

The Committee also took action to require all executive officers effective January 1, 2003 to hold at least 50 percent of any future stock awards after taxes for a minimum period of the lesser of three years or at retirement.

THE COMPENSATION COMMITTEE

  Winslow H. Buxton, Chair
  William J. Bolton
  Roger D. O'Shaughnessy
  C. Angus Wurtele

BEMIS RETIREMENT PLAN

The Bemis Retirement Plan (the "Retirement Plan") is a noncontributory defined benefit plan with a social security offset which provides benefits determined primarily by final average salary and years of service. The Company also maintains a supplemental program for certain executives which waives the reduction factors normally applicable upon early retirement and provides certain benefits which cannot be provided by the Retirement Plan due to Internal Revenue Code limitations. Benefits under the supplemental program are paid directly by the Company. The following table shows estimated annual retirement benefits under the Retirement Plan and supplemental program which would be payable at age 65 as a straight life annuity. The benefits shown in the table below do not reflect the statutory limitations.

PENSION PLAN TABLE

	Years of Credited Service at Normal Retirement Date
Final Average Salary	15	20	25	30 and Above
$300,000	$69,837	$93,116	$116,395	$139,674
400,000	94,837	126,449	158,062	189,674
500,000	119,837	159,783	199,728	239,674
600,000	144,837	193,116	241,395	289,674
700,000	169,837	226,449	283,062	339,674
800,000	194,837	259,783	324,728	389,674
900,000	219,837	293,116	366,395	439,674
1,000,000	244,837	326,449	408,062	489,674
1,100,000	269,837	359,783	449,728	539,674
1,200,000	294,837	393,116	491,395	589,674

Compensation covered by the Retirement Plan for purposes of calculating final average salary includes salary and bonus amounts stated on the Summary Compensation Table. The estimated credited years of service as of December 31, 2002, for each of the named executive officers are as follows: Jeffrey H. Curler 28 years; Thomas L. Sall 24 years; Scott W. Johnson 27 years; Gene C. Wulf 27 years; and Henry J. Theisen 27 years.

PERFORMANCE GRAPH

The following graph shows the cumulative total return to holders of the Common Stock of the Company for the last five years. The graph also shows the cumulative total return of the Standard & Poor's 500 Stock Index and an index of a group of peer companies against whom the Company competes against and whose performance the Company is often compared by financial analysts. The total return to stockholders of those companies comprising the peer group are weighted according to their stock market capitalization. The companies in the peer group are: Avery Dennison Corporation, Ball Corporation, Crown Cork & Seal Company, Inc., Owens-Illinois, Inc., Sealed Air Corporation, and Sonoco Products. The peer group is the same as last year. The graph assumes the investment of $100 in each group on the last trading day of 1997 at the closing price, and the reinvestment of all dividends when and as paid.

Total Shareholder Returns

	Cumulative Total Return
	12/97	12/98	12/99	12/00	12/01	12/02
Bemis Company	100.00	87.98	83.03	82.30	123.61	127.27
S & P 500	100.00	128.58	155.64	141.46	124.65	97.10
Peer Group	100.00	85.36	88.55	56.54	66.73	76.46

REPORT OF THE AUDIT COMMITTEE

The Company's Audit Committee is composed of four independent non-employee directors. It is responsible for overseeing the Company's financial reporting and the Company's controls regarding accounting and financial reporting. In performing its oversight function, the Committee relies upon advice and information received in written form and in its quarterly discussions with the Company's management, the Company's Internal Audit Manager and the Company's independent auditors, PricewaterhouseCoopers LLP. Both the Internal Audit Manager and PricewaterhouseCoopers have direct access to the Audit Committee at any time on any issue of their choosing and the Committee has the same direct access to PricewaterhouseCoopers and the Internal Audit Manager. The Committee does meet privately with the Internal Audit Manager and privately with PricewaterhouseCoopers at least once a year.

Specifically, the Committee has (i) reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2002 with the Company's management; (ii) met and discussed the financial statements and related issues with the Company's Internal Audit Manager; (iii) met and discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); and (iv) received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

AUDIT FEES

For their 2002 opinion audit services PricewaterhouseCoopers will be paid $520,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

PricewaterhouseCoopers did not perform services related to financial information systems design and implementation in 2002 and it therefore will not receive any fees for these types of services.

ALL OTHER FEES

During 2002, PricewaterhouseCoopers provided the Company tax consulting, pension plan audits, statutory audits, acquisition due diligence and miscellaneous services and was paid $576,682 for such services. The Committee has considered the impact of the provision of these non-audit services and has determined that the fees paid for the non-audit services are compatible with maintaining the independence of PricewaterhouseCoopers.

Based on their review and the discussions with management, the Internal Audit Manager and PricewaterhouseCoopers referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

  Loring W. Knoblauch, Chairman
  William J. Bolton
  Barbara L. Johnson
  Edward N. Perry

APPOINTMENT OF AUDITORS

A further purpose of the meeting is to vote on the ratification of the appointment of independent auditors for the year ending December 31, 2003. While neither Missouri law, the Company's Restated Articles of Incorporation nor the Company's Bylaws require submission to the stockholders of the question of appointment of auditors, it has been the policy of the Company's Board of Directors since 1968 to submit the matter for stockholder consideration in recognition that the basic responsibility of the auditors is to the stockholders and the investing public. Therefore, the Audit Committee of the

Board of Directors recommends stockholder ratification of the appointment of PricewaterhouseCoopers LLP, which has served as independent public auditor for the Company for more than 85 years. If the stockholders do not ratify this appointment, the Audit Committee will consider other independent auditors. A representative of PricewaterhouseCoopers LLP will be present at the meeting, with the opportunity to make a statement and to respond to questions.

The proxies will vote your proxy for ratification of the appointment of PricewaterhouseCoopers LLP unless you specify otherwise in your proxy.

STOCKHOLDER SUBMISSIONS

We must receive all stockholder proposals to be presented at the 2004 annual meeting of stockholders that are requested to be included in the Proxy Statement and form of proxy relating thereto not later than November 18, 2003.

Stockholder proposals to be brought before any meeting of stockholders or nominations of persons for election as a director at any meeting of stockholders must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice by the stockholder must be delivered or received at the Company's principal executive offices not less than 90 days before the first anniversary of the preceding year's annual meeting. If, however, the date of the annual meeting is more than 30 days before or after such anniversary date, notice by a stockholder shall be timely only if delivered or received not less than 90 days before such annual meeting, or, if later, within 10 business days after the first public announcement of the date of such annual meeting. The notice must set forth certain information concerning such proposal or such stockholder and the nominees, as specified in the Company's Bylaws. The presiding officer of the meeting may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.

The Board of Directors is not aware of any other matters to be presented to the meeting. However, if any matter other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

HOUSEHOLDING

In 2002, the SEC approved a new procedure, called "householding", concerning the delivery of proxy information to stockholders. Under householding stockholders who share the same last name and address, and do not participate in electronic delivery, will receive only one copy of the proxy materials, including the Company's Annual Report to Stockholders. The Company initiated householding to reduce printing costs and postage fees.

Stockholders wishing to continue to receive multiple copies of proxy materials may do so by completing and returning the "opt out" card previously mailed to you or by notifying the Company in writing or by telephone at: Bemis Company, Inc., Stockholder Services, 222 South 9th Street, Suite 2300, Minneapolis, Minnesota 55402, 612-376-3000. Upon such request, the Company will promptly deliver copies of the proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Stockholders who share an address (but not the same last name) may request householding by notifying the Company at the above-referenced address or telephone number.

By Order of the Board of Directors
James J. Seifert, Secretary

Exhibit A

BEMIS COMPANY, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
COMMITTEE CHARTER

Purpose

This charter establishes the responsibilities of the Audit Committee ("Committee") of the Board of Directors ("Board") of Bemis Company, Inc. ("Company"). The Committee has oversight responsibility for the integrity and fair presentation of the Company's financial reporting. The Committee is directly responsible for the selection, compensation and oversight of the work of the Company's outside auditor. The Committee will meet with financial executive management, outside auditors and internal audit manager to assess the Company's internal controls and the outside auditor's independence.

Membership

The Committee shall consist of a minimum of three (3) Company Directors. Each member shall meet the independence requirements of the New York Stock Exchange ("NYSE") listing requirements and the Securities and Exchange Commission ("SEC"), each as in effect from time to time. The members and the Chair shall be appointed by the Board. If the Chair is not present at a meeting the members may designate a Chair for the meeting by majority vote.

Qualifications

Each Committee member must be financially literate. Financial literacy is defined as capable of reading and understanding financial statements (balance sheet, income statement, statement of cash flow and a statement of stockholders' equities). At least one of the Committee members must be financially sophisticated. Financially sophisticated is defined as (1) trained in accounting or finance or (2) having held management position(s) in accounting or finance or (3) having an oversight responsibility for the accounting or finance function as a senior operational executive. The Committee shall aspire to have at least one member who is an "audit committee financial expert" as defined by the SEC. Committee members shall not serve simultaneously on the audit committees of more than three public companies.

Oversight Responsibilities

The Committee recognizes that the preparation of the Company's financial statements and other financial information is the responsibility of the Company's management. The auditing, or conducting limited reviews, of those financial statements and other financial information is the responsibility of the Company's outside auditors. The Company's financial executive management and its outside auditors, in the exercise of their responsibilities, acquire greater knowledge and more detailed information about the Company and its financial affairs than the members of the Committee. Consequently, the Committee is not responsible for providing any expert or other special assurance as to the Company's financial statements and other financial information.

The Committee's responsibility is to oversee the financial reporting process and practices of the Company and to assist the Board in fulfilling its responsibilities to the shareholders, potential shareholders and the investment community to ensure the corporate accounting and reporting practices of the Company are in accordance with all applicable requirements. The Committee members do not represent themselves to be experts in the field of accounting, auditing or financial reporting. As such, they are not expected to conduct "field work" or other types of technical reviews to assure themselves to the quality of work performed. The Committee shall be entitled to rely upon the integrity of the Company's financial executive management, internal audit manager and its outside auditors. Should financial executive management, the internal audit manager or its outside auditors become aware that information provided to the Committee cannot be relied upon, that party has the responsibility to promptly report such findings to the Committee and the Board.

In carrying out its oversight responsibilities, the Committee shall:

  •
  Review this charter annually and, when considered necessary, make recommendations to the Board to modify it.

  •
  Meet with financial executive management, the outside auditors and the internal audit manager to (a) assess the adequacy and effectiveness of internal controls and the quality of judgments about the appropriateness of accounting principles, practices, estimates and disclosures; (b) review explanations for any unusual transactions and, as appropriate, report them to the Board; (c) review disputed matters between financial executive management and the outside auditors or internal audit manager; (d) review the potential effect on the Company of proposed changes to generally accepted accounting principles; (e) review the scope, coverage and procedures of the proposed audit plan with particular focus on maintaining a reasonable and cost-effective balance between outside auditors and internal audit resources; (f) review the audit reports of the outside auditors and the internal audit manager identifying recommendations for improving internal controls and processes; (g) elicit recommendations for the improvement of procedures or particular areas where new or more detailed controls or procedures are desirable; and (h) review any significant matters identified during the audits or quarterly reviews.

  •
  Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters and (b) the confidential, anonymous submission by employees of information regarding questionable accounting or auditing matters all in accordance with the requirements of Section 301 of the Sarbanes-Oxley Act as amended and related statutory and/or regulatory requirements. The Audit Committee shall work with financial executive management of the Company to establish and maintain appropriate procedures to implement this responsibility.

  •
  Review legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

  •
  Establish procedures that seek to prevent the outside auditors from performing any non-audit services that are prohibited by the applicable rules.

  •
  Pre-approve all audit and permitted non-audit services, including the fees and terms of such services, to be performed for the Company by the outside auditors

  •
  Be responsible for the appointment, compensation, oversight, and where appropriate, replacement of the Company's outside auditors (including resolution of disagreements between management and the auditor regarding financial reporting), with each such audit firm reporting directly to the Audit Committee. The Audit Committee shall work with financial executive management of the Company to establish and maintain appropriate procedures to implement this responsibility.

  •
  Work with management to see that any Code of Ethics adopted by the Company applicable to the Company's financial executive management is adequately communicated to the financial executive management and, if necessary, consider and approve any amendments to, or waivers granted, under such Code.

  •
  Provide sufficient opportunity for the outside auditors and internal audit manager to meet privately with the Committee without members of management present. Among the items to be discussed in these meetings are the outside auditors' evaluation of the Company's financial accounting and auditing personnel, and the cooperation which the outside auditors received during the course of their audit.

  •
  Maintain free and open means of communications between the Directors, outside auditors, the internal audit manager and the financial executive management of the Company.

  •
  Annually receive written notice from the outside auditors regarding their independence as required in Independence Standards Board Standard No. 1 and discuss such annual report with the outside auditors in a Committee meeting.

  •
  Ensure that the Code of Conduct is adequately communicated to employees throughout the organization and review employee compliance to this Code.

  •
  Have the authority to conduct any investigation it deems appropriate within the scope of its duties, with full access to all books, records, facilities and outside advisors of the Company. The Committee is authorized to engage independent counsel and advisors as it deems necessary and to compensate counsel and advisors who are retained on terms deemed reasonable and appropriate by the Audit Committee. The Audit Committee shall work with financial executive management of the Company to establish and maintain appropriate procedures to implement this responsibility.

Meetings

The Committee shall meet at least four times a year prior to the regularly scheduled Board meetings. At each Committee meeting, the Company's financial executive management shall be present along with the outside auditor and internal audit manager (in person or via telephone). At each meeting the Committee may meet privately with any of the above parties. During these meetings financial executive management, outside auditors and internal audit manager shall report to the Committee on items specified in the Oversight Responsibilities section of this Charter or other matters determined by the Committee. At each meeting an individual will be assigned the responsibility to act as Secretary for the purpose of recording notes. The Committee will communicate with the Board through presentations during the next Board Meeting and/or by submission of the Minutes of the Audit Committee meetings to the Board. The Committee has the authority to meet in addition to the regularly scheduled meetings if matters merit such a meeting.

Responsibilities to the Board

It is the responsibility of the Committee to annually review the audited financial statements to be included in the Annual Report to the SEC (10-K Report). The Committee must vote to recommend to the entire Board the inclusion of the audited financial statements in the Company's Annual Report to the SEC. At the next available Board meeting the Chair will make a motion before the entire Board recommending the inclusion of the audited financial statements in the Company's Annual Report to the SEC.

The Committee is required to include a report in the Company's annual proxy statement. This report must be prepared to meet the reporting requirements of the SEC and the NYSE. The name of each member of the Committee must appear below the report in the proxy statement.

The outside auditor is ultimately responsible to the Board and the Committee, as representatives of the shareholders. Therefore, it is the Committee's responsibility to annually recommend to the Board the nomination of the outside auditors for approval by the shareholders.

As Amended January 30, 2003

PROXY

        BEMIS COMPANY, INC.
222 South 9th Street, Suite 2300
Minneapolis, MN 55402

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Seifert and Gene C. Wulf, or either of them, as Proxies with power of substitution to vote on all matters, as designated on the reverse side, all the shares of stock of Bemis Company, Inc. held of record by the undersigned on March 12, 2003, at the Annual Meeting of Stockholders to be held on May 1, 2003.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for the Nominees.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

BEMIS COMPANY, INC.

222 S. 9th St., Suite 2300
Minneapolis, MN 55402-4099
Telephone: (612) 376-3000

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bemis Company, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BEMIS1	KEEP THIS PORTION FOR YOUR RECORDS

	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
BEMIS COMPANY, INC.
Vote On Directors
1.	To elect four directors each to serve for a term of three years.
			For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
	01)	Winslow H. Buxton	☐	☐	☐
	02)	John G. Bollinger
	03)	William J. Bolton
	04)	Barbara L. Johnson
Vote On Proposals						For	Against	Abstain
2.	To vote upon ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company.					☐	☐	☐
3.	To transact such other business as may properly come before the meeting.
4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Only stockholders of record at the close of business on March 12, 2003 will be entitled to receive notice of and to vote at the meeting.

Please sign exactly as name appears on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign corporate name in full by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
For address changes and/or comments, please check this box and write them on the back where indicated						☐
							Yes	No
HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household							☐	☐

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

QuickLinks

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY
SOLICITATION, EXECUTION AND REVOCATION OF PROXIES
RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
OWNERSHIP OF THE COMPANY'S SECURITIES
EQUITY COMPENSATION
INFORMATION WITH RESPECT TO DIRECTORS
CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
STOCK OPTIONS
OPTION GRANTS IN 2002
OPTION EXERCISES IN 2002 AND AGGREGATED YEAR END OPTION VALUES
LONG-TERM INCENTIVE PLANS-AWARDS IN 2002
MANAGEMENT AGREEMENTS
REPORT OF THE BOARD COMPENSATION COMMITTEE
BEMIS RETIREMENT PLAN
PENSION PLAN TABLE
PERFORMANCE GRAPH
Total Shareholder Returns
REPORT OF THE AUDIT COMMITTEE
APPOINTMENT OF AUDITORS
STOCKHOLDER SUBMISSIONS
HOUSEHOLDING
BEMIS COMPANY, INC. AUDIT COMMITTEE OF THE BOARD OF DIRECTORS COMMITTEE CHARTER
PROXY